Exhibit 10.39

Asiainfo Technologies (China) Limited

Confidentiality and Non-Competition Agreement

Party A:	Name: AsiaInfo Technologies (China) Limited
Address:Zhongdian Information Tower, No.6 Zhongguancun South Street, Haidian District, Beijing
Legal representative:

Party B:	Name: Steve Zhang
Address:
ID card No.: 085547763

Party A and Party B mutually recognize that Party B may have access to or become aware of the trade secrets of Party A during the employment of Party B, and that the trade secrets of Party A have significant effect on Party A’s competitive advantages in the market. Party B acknowledges that, if the trade secrets of Party A are not effectively protected, the production and operations of Party A may be threatened, and the company may even sustain irrecoverable losses. In consideration of the foregoing, Party A and Party B hereby enter into this agreement in accordance with the current applicable laws and regulations of the People’s Republic of China with respect to the confidentiality maintenance of the trade secrets of Party A by Party B and prohibition of business strife during the period when Party B is employed by Party A and after Party B quits Party A.

1.	General principles and definitions

1.1	In order to protect the legal rights and interests of both parties, the following principles shall apply to this agreement: this agreement should prevent any unfair competition activities against the company as well as ensure that the right of labor to which Party B is entitled by law should be realized.

1.2	The “Service Term” referred to in this agreement shall mean the period from the time when Party B commences to receive salary from Party A to the time of termination (or extinguishment) of the labor relation between Party A and Party B.

1.3	A “Separation” referred to in this agreement shall mean that either party expressly indicates the intention to dissolve or terminate the employment relation and put such intention into action, and shall comprise of all regular separations, such as resignation, dismissal, or dissolution or termination of the labor (contract) relation, and all irregular separations.

1.4	The “Trade Secrets” referred to in this agreement shall include but not be limited to:

1.4.1	the technical information and operational information which are unknown to the public, may generate economic benefits for Party A, with practicability, and are subject to Party A’s confidentiality measures;

1.4.2	the items for which Party A has organized R&D or which are otherwise obtained by Party A, and which may have specific complete technical contents, or may constitute a technical resolution for a product or technology and improvements thereof, or may be part of the technical elements of a certain product or technology, including but not limited to (1) software product designs currently owned, developed or conceived by Party A; (2) computer programs; (3) information and materials concerning the service projects currently owned, developed or conceived by Party A; and (4) Trade Secrets of third parties for which Party A undertakes the responsibility of confidentiality; and

1.4.3	the entirety or part of the elements of Party A’s project management, technical management, archive management, quality management methods, pricing methods, development plans, investment plans, operation rules, commercial network, client name-lists, goods supply information, advertising planning, management experience, financial status, price lists, human resource planning, and other information.

1.5	A “Competing Unit” referred to in this agreement shall mean any individual, company, enterprise, partnership, department, association, institutional unit, social entity or other organization which engages in the same kind of business as Party A (including similar business), or provides the same kind of services as Party A, or constitutes an actual or potential competition against the business of Party A within the territorial scope of Mainland China, Hong Kong, Macau, and Taiwan area. These competing units include but are not limited to the following:

1.5.1	An enterprise which is in the same industry as Party A;

1.5.2	An enterprise or organization of any other type (or in any other industry) which engages in any business identical or similar to the main services performed by Party B for Party A;

1.5.3	A company, enterprise, or other organization which provides professional consultation or advisory services to the enterprise or organization referred to in the preceding paragraphs.

1.6	The “Non-competition Obligations” referred to in this agreement shall mean the obligations set forth in Articles 3.3 and 3.4 of this agreement.

2.	Protection of Trade Secrets and attribution of intellectual property rights

2.1	Party B agrees not to divulge, disclose, provide or disseminate, in any manner to any person or entity at any time, the Trade Secrets defined in Article 1 of this agreement or the trade secrets or confidential information which may affect the business of Party A or matters relating to the business of Party A, unless with Party A’s express consent in writing.

2.2	Upon Party B’s Separation, Party B shall unconditionally deliver to Party A all business related carriers which are possessed or controlled by Party B, including but not limited to equipment, CDs, magnetic disks, magnetic tapes, notebooks, memoranda, reports, archives, samples, books, correspondence, lists, and other written and graphic records.

2.3	Party B undertakes not to disclose the Trade Secrets of Party A under this agreement to the subsequent employer(s) of Party B.

2.4	Unless with Party A’s authorization and consent in writing, all the inventions made by Party B in connection with his/her own job, either separately or jointly with others, during his/her Service Term, shall be owned by Party A.

2.5	Party B shall have the obligation to disclose to Party A all the intellectual property rights applied or obtained by Party B during the Service Term of Party B and within one year after Party B’s Separation.

2.6	Party B undertakes that the intellectual property rights to the patents and all other intellectual properties accomplished by Party B in connection with his/her own job or assignments at Party A or the business within one year following his/her Separation from Party A shall be owned by Party A.

3.	Non-competition clause

3.1	Party B undertakes not to engage in, for his/her own or on behalf of others, or participate in the operation of, any business which is competing with Party A directly or indirectly, during his/her Service Term without Party A’s prior written consent.

3.2	During Party B’s Service Term, without Party A’s prior written consent, Party B undertakes that: it will not pursue a second occupation; it will not accept or acquire any position (including but not limited to a position of partner, director, supervisor, shareholder, manager, staff member, agent, consultant, etc) in any Competing Unit or any other economic organization or social entity having direct economic relation with Party A; it will not provide to such Competing Units with any advisory services (regardless whether with or without compensation) or any other assistance (such as engaging in any business the scope of which is identical or similar to the business which Party A is currently undertaking or Party A may decide to develop from time to time); it will not make use of his/her position at Party A in order to obtain benefits by any improper means; it will not seek private interests for himself/herself by utilizing his/her position and authority in Party A.

3.3	Upon Separation from Party A due to any reason, without the prior written consent of Party A, Party B shall not hold any position in any Competing Unit within the period to which the economic compensation fee for non-competition paid by Party A is applicable.

3.4	Upon Separation from Party A due to any reason, without the prior written consent of Party A, Party B will not establish and manage, either directly or indirectly, any enterprise which is in competition with Party A, within the period to which the economic compensation fee for non-competition paid by Party A is applicable, including but not limited to the establishment or management of:

3.4.1	an enterprise which is in the same industry as Party A;

3.4.2	an enterprise or organization of any other type (or in any other industry) which engages in any business identical or similar to the main services performed by Party B for Party A; or

3.4.3	an enterprise, or other organization which provides professional consultation or advisory services to the enterprise or organization referred to in the preceding paragraphs.

3.5	At the time when Party B delivers a resignation notice to Party A or Party A delivers a dismissal notice to Party B, namely, upon termination or dissolution of the labor contract, Party B shall have the obligation to notify Party A in writing of his/her true subsequent destination. During the non-competition period in which Party B enjoys the economic compensation fee, Party B shall have the obligation to notify Party A in writing of his/her each new employer unit, position, and the business nature of the new employer unit. The time limit for notice shall be one week from the date of commencement of Party B’s employment at the new unit.

3.6	Party B agrees that, during his/her Service Term and within two years from his/her Separation from Party A, Party B warrants not to instigate, entice, encourage, solicit, or otherwise attempt to affect, directly or indirectly, any other staff member of Party A for the purpose of leaving Party A and serving Party B or any other individual or entity; Party B warrants not to solicit Party A’s clients or pervious clients for seizing their business and gaining direct or indirect benefits, with the exception of Party B’s activities for performance of his/her duties during the Service Term at Party A.

4.	Payment of compensation fee

4.1	Within one month after Party B’s Separation from Party A, Party A shall decide whether it requests Party B to undertake the Non-competition Obligation as well as the period of non-competition.

4.2	If Party A decides to require Party B to undertake the Non-competition Obligation, it shall pay the non-competition compensation fee according to Article 4.3 of this agreement.

4.3	The non-competition compensation fee shall be 50% of Party B’s annual salary (if the local government stipulates a minimum more than this amount, such minimum shall prevail). The non-competition period to which such compensation fee is applicable shall be 12 months, commencing on the date of Party B’s Separation from Party A.

4.4	The non-competition compensation fee shall be paid up in full in one lump sum within one month after the formal Separation of Party B, and shall be collected by Party B at Party A’s corporate address (or paid by Party A to Party B via bank or post office). If Party B refuses to receive the payment, Party A may submit the payment of the compensation fee to the relevant authority for deposit according to law. The time when such submission is completed shall be deemed to be the date of payment of the compensation fee.

4.5	If Party A fails to pay the non-competition compensation fee to Party B within one month after Party B’s Separation, Party A shall be deemed to have released Party B from the Non-competition Obligation (which means that Party B may not be subject to the obligations set forth in and only in Articles 3.3 and 3.4). Upon such time, Party B shall not claim against Party A for payment of the non-competition compensation fee in any manner (including but not limited to arbitration or litigation).

5.	Liabilities for breach of contract

5.1	If Party B is in breach of any of the provisions set forth in Articles 2.1, 2.2, 2.3, 3.1, 3.2, and 3.6 by way of non-performance or improper performance of his/her obligations, Party A will affix the administrative or civil liabilities on Party B in accordance with the relevant laws, regulations and corporate rules; where the circumstance is serious, Party A will additionally petition the judicial authorities to investigate into Party B’s criminal liabilities. If Party A sustains any loss, Party B shall be liable for compensation. If it is difficult to calculate the amount of such loss, the amount of compensation shall be no less than 50% of the aggregate of Party B’s salary already paid by Party A and other expenses during the Service Term. The payment of the default penalty shall not be intended as a dissolution or termination of Party B’s relevant confidentiality obligation referred to above.

5.2	If Party A has paid the non-competition compensation fee to Party B as agreed in this agreement but Party B does not perform the Non-competition Obligation (which means that Party B does not perform the obligation specified in Article 3.3 or 3.4), then Party B shall bear the liabilities for breach of contract by way of the following: Party B shall return to Party A the full amount of the non-competition compensation fee already paid by Party A and additionally pay to Party A a default penalty in an amount equal to 50% of the total amount of the non-competition compensation fee stipulated in this agreement. Such return of the non-competition compensation fee and payment of the default penalty shall not be intended as a mitigation, dissolution or termination of Party B’s relevant Non-competition Obligation towards Party A.

5.3	During the period of existence of the labor relation between Party A and Party B, Party A may directly deduct the full or part of the amount from the salary, remuneration, bonus, various compensation fees, and other income due and payable to Party B in order to recover Party A’s losses. The damages borne by Party B to Party A shall include but not be limited to the losses, direct and/or indirect, tangible and/or intangible, property and/or non-property related, sustained by Party A due to Party B’s breach of contract, as well as the reasonable expenses incurred by Party A for investigation into Party B’s breaching activities.

6.	Termination of Non-competition Obligation

The two parties agree that Party B’s Non-competition Obligation shall automatically terminate upon the occurrence of any of the following circumstances:

6.1	The non-competition period for Party B stipulated in this agreement expires;

6.2	Party A refuses to pay the non-competition compensation fee to Party B, or delays the due payment of the compensation fee for one month or more without justifiable cause; and

6.3	Party A’s status of a legal person is terminated and there is no unit or individual that will assume its rights and obligations.

7.	Severability

The invalidity of any provision of this agreement shall not affect the validity, legitimacy and enforceability of other provisions, and said invalid provision shall be replaced by another valid, legal, and enforceable provision which reflects the original intent of the parties to the greatest extent.

8.	Notice

8.1	Notices may be delivered in person, or by courier (including commercial express delivery), registered mail, or public announcement.

8.2	Notices shall be delivered to the following addresses, unless modified by way of a prior written notice:

If to Party A:

Address:

Postal code:

Attention:

Telephone no.:

Facsimile no.:

If to Party B:

Address:

Postal code:

Attention:

Telephone no.:

Facsimile no.:

Email:

8.3	Notices or correspondence shall be deemed effectively given

8.3.1	upon the date on which the receiving party signs to acknowledge the receipt if delivered by courier (including commercial express delivery); or

8.3.2	seven (7) days after the date of issuance of the postal receipt by the post office if delivered by registered mail.

9.	Modification; waiver

9.1	This agreement may only be amended or modified with the mutual consent of both parties evidenced by a written document signed by them.

9.2	The consent, waiver, or change rendered by either party to this agreement with respect to a certain event shall only be applicable to that event, and shall not be presumed as the approach of that party to any event of the same kind which may occur in the future, unless otherwise expressly indicated in writing.

9.3	Failure or delay to exercise any right under or related to this agreement by either party shall not be deemed as a waiver of such right.

10.	Settlement of disputes

Disputes arising from this agreement shall be settled through consultation between the parties; should consultation fail, the dispute may be submitted to the labor dispute arbitration commission having jurisdiction, for arbitration, according to regulations. If a party refuses to accept the arbitration award as final, that party may initiate a lawsuit before the People’s Court.

11.	Consistency

This agreement constitutes an integral part of the labor contract between Party A and Party B. Any breach of this agreement shall constitute a breach of the labor contract.

12.	Signature

12.1	Each party acknowledges that it has carefully reviewed and fully understands the contents of all the provisions of this agreement and the legal implication of these contents. This agreement shall become effective upon signature / seal of Party A’s authorized representative and Party B.

12.2	This agreement shall have two counterparts, each of which shall be held by each party respectively, and all of which shall have equal legal force.

Party A (seal):	Party B: /s/ Steve Zhang

Date of seal:	Date of signature:

[Seal of AsiaInfo Technologies

(China), Inc]